P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013

MELVILLE, N.Y., November 12, 2013 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2013.

P&F Industries, Inc. is reporting revenue of $20,483,000 and $60,668,000, respectively, for the three and nine-month periods ended September 30, 2013, compared to $17,622,000 and $47,180,000, respectively, for the same periods in 2012. For the three and nine-month periods ended September 30, 2013 the Company is reporting income before income taxes of $1,281,000 and $3,678,000, respectively, compared to $1,265,000 and $2,817,000, respectively, for the same periods in 2012.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Despite a continued sluggish economy, third quarter of 2013 revenue generated by our Tools segment increased 10.9% compared to the same period in 2012, primarily due to the addition of The Home Depot. I am also pleased to report that Hardware revenue increased 32.9% over the same period a year ago”.

For the three and nine-month periods ended September 30, 2013 the Company’s after-tax income was $810,000 and $2,306,000, respectively, compared to $3,567,000 and $5,069,000, respectively, for the same periods in 2012. Mr. Horowitz noted, “During the third quarter of 2012, we reversed the valuation allowance on our federal deferred tax assets, which gave rise to income tax benefits of $2,302,000 and $2,252,000, respectively, for the three and nine-month periods ended September 30, 2012. The increase in our effective tax rate reflects the usage of our deferred tax assets and should not result in any material cash outlay.”

Mr. Horowitz concluded, “We are reporting basic earnings per share for the three and nine-month periods ended September 30, 2013 of $0.22 and $0.63, respectively, compared to $0.98 and $1.40, respectively, for the same periods in 2012. Our diluted earnings per share for the three and nine-month periods ended September 30, 2013 were $0.20 and $0.59, respectively, compared to $0.95 and $1.36, respectively for the same periods in the prior year. Again, I wish to remind you that the reduction in the estimated valuation allowance on our deferred tax assets in September 2012, generated tax benefits for the three and nine-month period ended September 30, 2012, which caused our after-tax income to be inflated. Lastly, as the result of our exiting the kitchen and bath product line at Nationwide, which will be discussed later, we have effectively accelerated approximately $7.9 million of deferred tax deductions. We believe this action will reduce our cash tax payments by approximately $2,680,000, as the tax liabilities become due.”

The Company is reporting the following:

An analysis of Florida Pneumatic’s revenue for 2013 and 2012 is as follows:

	Three months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$8,467,000	78.7%	$6,465,000	69.8%	$2,002,000	31.0%
Industrial/catalog	1,639,000	15.2	2,094,000	22.6	(455,000)	(21.7)
Automotive	302,000	2.8	260,000	2.8	42,000	16.2
Other [1]	359,000	3.3	445,000	4.8	(86,000)	(19.3)
Total	$10,767,000	100.0%	$9,264,000	100.0%	$1,503,000	16.2%

	Nine months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$24,134,000	76.6%	$11,520,000	57.4%	$12,614,000	109.5%
Industrial/catalog	5,341,000	17.0	6,059,000	30.1	(718,000)	(11.9)
Automotive	890,000	2.8	838,000	4.2	52,000	6.2
Other [1]	1,120,000	3.6	1,670,000	8.3	(550,000)	(32.9)
Total	$31,485,000	100.0%	$20,087,000	100.0%	$11,398,000	56.7%

1 Consists of revenue from the sale of air tools to the automotive market, Berkley pipe cutting tools, as well as a line of air filters and other OEM parts.

When comparing the three-month periods ended September 30, 2013 and 2012, The Home Depot (“THD”) accounted for the improvement in Florida Pneumatic’s Retail revenue growth. Industrial/catalog revenue declined due primarily to ongoing softening within the foundries and metal-working manufacturing sectors. The improvement in Florida Pneumatic’s Automotive products revenue is due in large part to the release of new products into the marketplace. Other revenue during the third quarter of 2013 declined when compared to the same period in 2012, due to the loss of a large, low gross margin air filter customer. Florida Pneumatic’s decision to place greater emphasis on expanding its Retail products and Industrial/catalog lines is likely to continue to negatively impact its other product lines.

When comparing the nine-month periods ended September 30, 2013 and 2012, the most significant factor contributing to the increase in Florida Pneumatic’s revenue has been the addition of THD, which has accounted for the increase to its Retail category. Industrial/catalog revenue during the first nine months of 2013 has declined due in large part to a weakness with the specialty distributors, who service various general industries, such as foundries and metal-working manufacturers, which use abrasive/finishing tools such as grinders and cutting tools. The decline in revenue during the first nine months of 2013 of Florida Pneumatic’s Other product lines are due to the loss of a large, low margin air filter customer. Florida Pneumatic will continue to focus on developing and expanding its presence in the retail sector, as well as its on-going effort to expand its position in the Industrial/catalog sector.

Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets (in the aggregate, “ATP”).

An analysis of Hy-Tech’s revenue for 2013 and 2012 is as follows:

	Three months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$2,932,000	73.1%	$2,709,000	66.7%	$223,000	8.2%
Hy-Tech Machine	371,000	9.3	433,000	10.7	(62,000)	(14.3)
Major customer	602,000	15.0	871,000	21.4	(269,000)	(30.9)
Other	104,000	2.6	50,000	1.2	54,000	108.0
Total	$4,009,000	100.0%	$4,063,000	100.0%	$(54,000)	(1.3)%

	Nine months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$8,360,000	68.8%	$8,248,000	65.5%	$112,000	1.4%
Hy-Tech Machine	1,501,000	12.4	1,267,000	10.1	234,000	18.5
Major customer	1,991,000	16.4	2,773,000	22.0	(782,000)	(28.2)
Other	288,000	2.4	297,000	2.4	(9,000)	(3.0)
Total	$12,140,000	100.0%	$12,585,000	100.0%	$(445,000)	(3.5)%

Third quarter of 2013 ATP revenue increased over the same period in 2012, due primarily to a significant order shipped to an existing customer during the third quarter of 2013. Despite the increase over the same period in the prior year, we believe economic uncertainty at both a national and global level may impact ATP revenue at least through the end of 2013. Hy-Tech Machine products (“Hy-Tech Machine”), which are primarily marketed to the mining, construction and industrial manufacturing sectors, encountered a sluggish third quarter of 2013, compared to the third quarter of 2012. Revenue from its Major customer continues to decline, from what we believe to be the result of this customer’s continuing effort to reduce its world-wide inventory levels, compounded further by the impact of a weak global economy.

When comparing the nine-month periods ended September 30, 2013 and 2012, ATP revenue improved slightly, due to current quarter performance. Revenue from its Hy-Tech Machine products have increased during the nine-month period ended September 30, 2013 compared to the same period in 2012, primarily due to a special order shipped in the second quarter of 2013. Lastly, revenue from Hy-Tech’s Major customer during the nine-month period ended September 30, 2013 declined 28.2%, compared to the same period in 2012, as we believe this customer is continuing to reduce its world-wide inventory levels, compounded further by the impact of a weak global economy.

Our Hardware segment, which currently consists only of Nationwide, generates revenue from the sale of Fencing and gate hardware, Kitchen and Bath accessories, OEM products and Patio hardware, as follows:

	Three months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$4,012,000	70.3%	$3,005,000	70.0%	$1,007,000	33.5%
Kitchen and Bath	739,000	12.9	638,000	14.8	101,000	15.8
OEM	542,000	9.5	396,000	9.2	146,000	36.9
Patio	414,000	7.3	256,000	6.0	158,000	61.7
Total	$5,707,000	100.0%	$4,295,000	100.0%	$1,412,000	32.9%

	Nine months ended September 30,
	2013		2012		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$12,267,000	72.0%	$10,204,000	70.4%	$2,063,000	20.2%
Kitchen and Bath	2,197,000	12.9	2,181,000	15.0	16,000	0.7
OEM	1,404,000	8.2	1,235,000	8.5	169,000	13.7
Patio	1,175,000	6.9	888,000	6.1	287,000	32.3
Total	$17,043,000	100.0%	$14,508,000	100.0%	$2,535,000	17.5%

An expanded customer base, new product releases, as well as an increase in housing starts continue to be the significant factors in Nationwide’s improvement in their Fence and gate hardware revenue. Two significant factors contributed to the 36.9% increase in OEM revenue. Firstly, our major OEM customer increased their orders during the third quarter in an effort to refill their respective pipeline, and secondly, improvement in the housing market has driven sales of our window and door accessories. Increased activity in the sale of foreclosed homes occurring primarily in Florida is the most significant factor contributing to the increase in Patio revenue. Nationwide intends to continue its current growth strategy, which is to develop new products and accessories in the Fence and gate hardware line, as well as to continue to expand its national market campaign. This action may impact its other product line performance.

Further, in November 2013, Nationwide entered into an agreement to sell, to an unrelated third party, all inventory, intangibles and certain fixed assets attributable to its Kitchen and Bath product line. If Nationwide is unable to close this transaction, it plans to exit the kitchen and bath business line through the disposition of such assets prior to December 31, 2013. Factors considered in reaching this decision include, but were not limited to: (i) tax incentives, (ii) dwindling net contribution margins, (iii) high levels of inventory necessary to properly serve the marketplace, (iv) narrow market penetration, and (v) required changes in product construction necessary to comply with various regulations.

The exiting of Nationwide’s Kitchen and Bath product line will enable us to accelerate and deduct, for income tax purposes, the balance of the unamortized intangible assets of approximately $7,900,000, which arose from the acquisition of Woodmark International, L.P., in 2004. As a result of the acceleration of this $7,900,000 tax deduction, and further assuming an effective tax rate of 34.0%, we believe our cash tax payments will be reduced by approximately $2,680,000, as the tax liability becomes due.

Nationwide’s revenue for the nine-month period ended September 30, 2013 reflects an increase of $2,535,000 when compared to the same period in 2012. More than 81% of this revenue growth was generated from their Fence and gate hardware product line. As noted above, this improvement is due primarily to the introduction of new products, growth in new housing starts, along with expanded marketing efforts. The first nine months’ revenue from Nationwide’s OEM product line improved almost 14% compared to the same period a year ago. This increase in revenue, occurring mostly in the third quarter of 2013 is essentially due to an increase in purchasing from a major customer within this product offering, along with an increase in housing starts, which is a driver for these products. An increase in the sale of foreclosed homes, which tends to require repair / replacement of patio enclosures, along with an increase in housing starts, have been the key factors contributing to the increase in Patio revenue for the first nine months of 2013, compared to the same period in 2012.

Gross Margins / Profits

	Three months ended September 30,		Increase (decrease)
	2013	2012	Amount		%
Tools	$4,930,000	$4,355,000	$575,000		13.2%
As percent of respective revenue	33.4%	32.7%	0.7%	pts.
Hardware	$2,125,000	$1,682,000	$443,000		26.3%
As percent of respective revenue	37.2%	39.2%	(2.0)%	pts.
Consolidated	$7,055,000	$6,037,000	$1,018,000		16.9%
As percent of respective revenue	34.4%	34.3%	0.1%	pts.

	Nine months ended September 30,		Increase (decrease)
	2013	2012	Amount		%
Tools	$15,492,000	$11,753,000	$3,739,000		31.8%
As percent of respective revenue	35.5%	36.0%	(0.5)%	pts.
Hardware	$6,399,000	$5,572,000	$827,000		14.8%
As percent of respective revenue	37.5%	38.4%	(0.9)%	pts.
Consolidated	$21,891,000	$17,325,000	$4,566,000		26.4%
As percent of respective revenue	36.1%	36.7%	(0.6)%	pts.

	Three months ended September 30,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$3,289,000	$2,660,000	$629,000		23.6%
As percent of respective revenue	30.5%	28.7%	1.8%	pts.
Hy-Tech	$1,641,000	$1,695,000	$(54,000)		(3.2)%
As percent of respective revenue	40.9%	41.7%	(0.8)%	pts.

Total Tools	$4,930,000	$4,355,000	$575,000		13.2%
As percent of respective revenue	33.4%	32.7%	0.7%	pts.

	Nine months ended September 30,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$10,370,000	$6,463,000	$3,907,000		60.5%
As percent of respective revenue	32.9%	32.2%	0.7%	pts.
Hy-Tech	$5,122,000	$5,290,000	$(168,000)		(3.2)%
As percent of respective revenue	42.2%	42.0%	0.2%	pts.

Total Tools	$15,492,000	$11,753,000	$3,739,000		31.8%
As percent of respective revenue	35.5%	36.0%	(0.5)%	pts.

Product mix and greater overhead absorption were the key contributing factors to the slight increase in Florida Pneumatic’s third quarter of 2013 margins, compared to the same period a year ago. The increase in Retail revenue was the key factor in the increase in gross profit. Hy-Tech’s gross margin decrease was due largely to less overhead absorption.

Florida Pneumatic’s gross margin for the first nine months of 2013 increased slightly, when compared to the same period in 2012. As with the quarterly results, the year-to-date up-tick in gross margin is due largely to product mix and greater warehouse efficiencies. However, it was the increase in Florida Pneumatic’s total revenue of nearly $11.4 million that drove the $3.9 million, year-over-year improvement in gross profit. For the nine-month period ended September 30, 2013, Hy-Tech was able to improve its gross margin percentage primarily through product mix, as well as through improved cost of manufacturing. However, lower revenue caused its gross profit to decline.

The decline in gross margin at Nationwide during the third quarter of 2013, compared to the same period in 2012 is primarily due to: (i) certain product cost increases for which Nationwide is unable to pass through to its customers, and (ii) incremental air-freight costs incurred to meet higher customer demand. However, as the result of increased revenue, gross profit increased $443,000 or 26.3%, during the third quarter of 2013, compared to the same period in 2012.

Similar to the three-month results, Nationwide’s gross margin declined during the nine-month period ended September 30, 2013, compared to the same period in the prior year. Overall product mix, cost increases, additional freight costs, and competitive pricing pressures were contributing factors to the decline. However, as Nationwide was able to improve its revenue during the nine-month period ended September 30, 2013, over the same period in 2012, it increased its total gross profit $827,000, or 14.8%.

Selling and general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, general corporate overhead and certain engineering expenses.

During the third quarter of 2013, our SG&A was $5,680,000, or 27.7% as a percentage of revenue, compared to $4,646,000, or 26.4% of revenue during the same three-month period in 2012. The most significant items contributing to the increase are variable costs, which aggregate to $752,000. Variable costs include among other things, commissions, warranty costs, freight out and advertising/promotional fees. Most of this increase is associated with the additional Retail revenue generated at Florida Pneumatic. Compensation, which is comprised of base salaries and wages, associated payroll taxes, employee benefits and accrued performance-based bonus incentives, increased $143,000, when compared to the three-month periods ended September 30, 2013 and 2012. Further, part of the increase in our SG&A this quarter compared to the same quarter in 2012, is non-cash stock based compensation expense, which increased $53,000. Lastly, professional fees, including legal, accounting and other services increased by $115,000, the majority of which relates to expenses incurred in connection with a potential acquisition. However, we do not expect this activity will result in a transaction. The aforementioned increases were partially offset by reductions in depreciation and amortization expenses of $95,000.

Our SG&A for the nine-month period ended September 30, 2013 was $17,892,000, compared to $14,107,000 incurred during the same period in 2012.  Stated as a percentage of revenue, our SG&A for the first nine months of 2013 was 29.5%, down from 29.9%, during the same period in the prior year. As noted earlier in the discussion, primarily the result of increased Retail revenue at Florida Pneumatic from sales to THD, our variable expenses, which include commissions, warranty costs, freight out and advertising and promotional expenses, increased an aggregate amount of $2,892,000. Additionally, included in our first quarter 2013 SG&A, was a one-time marketing fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to THD. Compensation includes wages, associated payroll taxes and employee benefits and performance-based bonus incentives, which are driven primarily by net earnings, increased $505,000. Partially offsetting the increases were reductions in our depreciation and amortization costs of $405,000. Further, during the second quarter of 2012, we recorded a charge of $167,000 for estimated potential penalties and related fees and expenses in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period from January 1, 2009 through September 19, 2012, which did not occur in 2013.

Interest

Our net interest expense during the third quarter of 2013 was $94,000, compared to $126,000 for the same period in the prior year. A significant factor affecting interest expense was our average balance of short-term borrowings during the third quarter of 2013, which was $4,290,000, compared to $5,438,000, during the same three-month period in 2012. Additionally, there was a reduction in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) and Base Rate borrowings, as defined in the Credit Agreement. See Liquidity and Capital Resources and Note 9 – Debt to the Condensed Consolidated Financial Statements for further discussion on the applicable margin rate reductions.

Interest expense for the nine-month period ended September 30, 2013 was $321,000, compared to $401,000 for the same period in 2012.  The reduction in our nine-month interest expense is due to lower applicable loan margins, which more than offset the increase in our average balance of our short-term borrowings during the first nine months of 2013, which was $6,740,000 compared to $6,065,000, during the same period in 2012.

Income Taxes

At the end of each interim reporting period, we estimate our effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three and nine-months ended September 30, 2013 were 36.8% and 37.3%, respectively.

During the third quarter of 2012 we eliminated the valuation allowance on our federal deferred tax assets. Prior to this elimination, in lieu of recording a tax expense, we adjusted the then in place valuation allowance, thus creating minimal effective tax rates that would have been applied to our pretax income. With the valuation allowance removed, future tax provisions will significantly impact after-tax earnings, as well as earnings per share. The elimination of the valuation allowance at September 30, 2012, gave rise to income tax benefits of $2,302,000 and $2,252,000, respectively, for the three and nine-month periods ended September 30, 2012. As a result, our effective tax rates for the three and nine-month period ended September 30, 2012, were not directly correlated to the amount of our pretax income and are not comparable to the effective tax rate for the same periods in 2013. We still maintain a full valuation allowance on certain state deferred tax assets.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, November 12, 2013, at 11:00 A.M., Eastern Time to discuss its third quarter of 2013 results. Investors and other interested parties can listen to the call by dialing 866-337-6663, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 14, 2013.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2013 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousand $)	September 30, 2013	December 31, 2012
	(Unaudited)	(NOTE 1)
Assets
Cash	$475	$695
Accounts receivable - net	12,055	6,675
Inventories - net	23,146	24,073
Deferred income taxes - net	1,139	1,139
Prepaid expenses and other current assets	839	547

Total current assets	37,654	33,129

Net property and equipment	10,354	11,102
Goodwill	5,150	5,150
Other intangible assets - net	1,560	1,752
Deferred income taxes – net	2,113	3,211
Other assets – net	694	813
Total assets	$57,525	$55,157

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,290	$2,793
Accounts payable	4,934	4,843
Accrued liabilities	4,847	4,332
Current maturities of long-term debt	460	460

Total current liabilities	12,531	12,428

Long-term debt, less current maturities	7,018	7,363
Other Liabilities	266	278

Total liabilities	19,815	20,069

Total shareholders' equity	37,710	35,088

Total liabilities and shareholders' equity	$57,525	$55,157

NOTE-1

The unaudited consolidated condensed balance sheet information as of December 31, 2012 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$20,483	$17,622	$60,668	$47,180
Cost of sales	13,428	11,585	38,777	29,855
Gross profit	7,055	6,037	21,891	17,325
Selling, general and admin expenses	5,680	4,646	17,892	14,107
Operating income	1,375	1,391	3,999	3,218
Interest expense	94	126	321	401
Income before income taxes	1,281	1,265	3,678	2,817
Income tax expense	471	(2,302)	1,372	(2,252)
Net income	$810	$3,567	$2,306	$5,069

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